EXHIBIT 99.1

Houston Wire & Cable Company Elects Robert Reymond to Board of Directors

HOUSTON, June 04, 2018 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ:HWCC) announces the election of Robert Reymond to its Board of Directors. Mr. Reymond will also serve as a member of the Audit Committee.

Mr. Reymond, age 52, is currently the President of the Oil, Gas and Chemical Division and a member of the board of directors of Burns & McDonnell, a privately held full-service engineering, architecture, construction, environmental and consulting solutions firm, a role he has held since 2015.  Prior to his current role, Mr. Reymond was the Senior Vice President and Manager of the Projects, Process & Industrial Division of Burns & McDonnell from 2012 to 2014.  Prior to 2012, Mr. Reymond held various management level roles since joining Burns & McDonnell in 2002.  Mr. Reymond is a United States Navy veteran.

"We are very excited to welcome Robert to our Board of Directors. Robert’s extensive experience in engineering and construction make him a great addition to our Board," commented James Pokluda, President & CEO of Houston Wire & Cable Company.

About the Company
With 43 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:
  Kayla Draper
  Investor Relations Coordinator & Assistant to the CEO
  Direct:  713.609.2227
  Fax:  713.609.2168
  kdraper@houwire.com